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                                                                   Exhibit 1.03


                             LXR BIOTECHNOLOGY INC.

                           A minimum of 2,750,000 and
                  a maximum of 7,500,000 shares of Common Stock


                             SALES AGENCY AGREEMENT



Sunrise Securities Corp.
135 East 57th Street
New York, New York  10022
                                                               December 11, 1996

Dear Sirs:

         LXR Biotechnology Inc., a Delaware corporation (the "Company"), proposes to offer for sale in a private offering in the United States (the "Offering"), pursuant to Rule 506 of Regulation D ("Regulation D") under the Securities Act of 1933, as amended (the "Act"), a minimum of 2,750,000 and a maximum of 7,500,000 shares of Common Stock, par value $0.0001 per share (the "Shares") (including "Affiliate Shares", as hereinafter defined, if any). This is to confirm our agreement concerning your acting as our exclusive placement agent (the "Placement Agent") in connection with the Offering.

         The Company has prepared and has delivered to the Placement Agent copies of a confidential private offering memorandum, dated October 30, 1996, relating to, among other things, the Company, the Shares and the terms of the sale of the Shares. Such confidential private offering memorandum, including all exhibits thereto and all documents delivered therewith and incorporated by reference therein, is referred to herein as the "Memorandum" unless such confidential private offering memoranda or any such exhibits or documents shall be supplemented or amended in accordance with this Agreement, in which event the term "Memorandum" shall refer to such confidential private offering memorandum and such exhibits and documents as so supplemented or amended from and after the time of delivery to the Placement Agent of such supplement or amendment.

         1.       Appointment of Placement Agent.

         On the basis of the representations and warranties contained herein, and subject to the terms and conditions set forth herein, the Company hereby appoints you as its Placement Agent and grants to you the exclusive right to offer, as its agent, the Shares pursuant to the terms of this Agreement. On the basis of such representations and warranties, and subject to such conditions, you hereby accept such appointment and agree to use your best efforts to secure subscriptions to purchase a minimum of 2,750,000 and a maximum of 7,500,000 Shares pursuant to the terms of this Agreement. The agency created hereby is not terminable by the Company except upon termination of the Offering or upon expiration of the Offering Period (as hereinafter defined) in accordance with the terms of this Agreement.

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         2.       Terms of the Offering.

         (a) A minimum of 2,750,000 and a maximum of 7,500,000 Shares shall be offered for sale to prospective investors in this Offering ("Prospective Investors") at a purchase price equal to $2.00 per Share (the "Purchase Price"). Officers, directors and employees of the Placement Agent may purchase Shares on the same terms and conditions as other investors (the "Affiliate Shares"). The Affiliate Shares shall be included in determining whether the minimum and maximum number of Shares have been subscribed for, and all references herein to subscriptions from Prospective Investors shall be deemed to include the Affiliate Shares.

         (b) The Offering shall commence on the date hereof and shall expire at 5:00 P.M., New York time, on December 31, 1996. Such period, as the same may be so extended, shall hereinafter be referred to as the "Offering Period".

         (c) Each Prospective Investor who desires to purchase Shares shall be required to deliver to the Placement Agent one copy of a subscription agreement in the form annexed to the Memorandum (a "Subscription Agreement"), including the investor questionnaire, and payment in the amount necessary to purchase the number of Shares such Prospective Investor desires to purchase. The Placement Agent shall not have any obligation to independently verify the accuracy or completeness of any information contained in any Subscription Agreement or the authenticity, sufficiency or validity of any check or other form of payment delivered by any Prospective Investor in payment for Shares.

         (d) Pursuant to an Amended and Restated Escrow Agreement, dated as of November 4, 1996 (the "Escrow Agreement"), the Placement Agent has established a special account with the United States Trust Company of New York (the "Escrow Agent") entitled "LXR Biotechnology Inc. - Escrow Account" (the "Special Account"). The Placement Agent shall deliver each check received from a Prospective Investor to the Escrow Agent for deposit in the Special Account and shall deliver the executed copy of the Subscription Agreement received from such Prospective Investor to the Company. The Company shall notify the Placement Agent promptly of the acceptance or rejection of any subscription. The Company shall not unreasonably reject any subscription.

         (e) If subscriptions to purchase at least 2,750,000 Shares are not received from Prospective Investors prior to the expiration of the Offering Period and accepted by the Company, the Offering shall be canceled, all funds received by the Escrow Agent on behalf of the Company shall be refunded in full without interest, and this Agreement and the agency created hereby shall be terminated without any further obligation on the part of either party, except as provided in Section 10 hereof.

         3.       Closing.

         (a) Subject to the conditions set forth in Section 8 hereof, if subscriptions to purchase 2,750,000 Shares have been received prior to the expiration of the Offering Period and accepted by the Company, the initial closing under this Agreement (the "Closing") shall be held


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at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP ("SEP&S"), 551
Fifth Avenue, New York, New York, at 10:00 A.M., New York time, as soon as practicable after the Placement Agent receives notice that subscriptions to purchase at least 2,750,000 Shares (including Affiliate Shares) have been so accepted or at such other place, time and/or date as the Company and the Placement Agent shall agree upon. The Company shall provide the notice required by the preceding sentence as promptly as practicable. The date upon which the Closing is held shall hereinafter be referred to as the "Closing Date."

         (b) Subject to the conditions set forth in Section 8 hereof, if, subsequent to the date the subscriptions referred to in Section 3(a) hereof are received and accepted and prior to the expiration of the Offering Period, additional subscriptions to purchase Shares are received from Prospective Investors, which subscriptions are accepted by the Company, one or more additional closings under this Agreement (each, an "Additional Closing") shall be held at the offices of SEP&S at 10:00 A.M., New York time, as soon as practicable after the Placement Agent receives notice from the Company that additional subscriptions for at least an additional 500,000 Shares (except with respect to the final closing which can be for any amount of Shares) have been so accepted, or at such other place, time or date as the Company and the Placement Agent shall agree upon. The Company shall notify the Placement Agent as promptly as practicable whether any additional subscriptions so received have been accepted. The date upon which any Additional Closing is held shall hereinafter be referred to as an "Additional Closing Date."

         Notwithstanding anything contained here into the contrary, in no event shall the Company accept subscriptions to purchase in excess of 7,500,000 Shares (including Affiliate Shares).

         (c) Promptly after the Closing Date, or an Additional Closing Date, as the case may be, the Company shall deliver to the purchasers of Shares certificates representing the Shares to which they are entitled.

         4.       Compensation.

         (a) If subscriptions to purchase 2,750,000 Shares (including Affiliate Shares) are received from Prospective Investors prior to the expiration of the Offering Period and accepted by the Company, you shall be entitled, as compensation for your services as Placement Agent under this Agreement, to an amount equal to 8% of the gross proceeds received by the Company from the sale of the Shares. Such compensation is payable by the Company on the Closing Date, or an Additional Closing Date, as the case may be, with respect to the Shares sold on such date and shall be paid in Shares of the Company valued at $1.84 per share.

         (b) If subscriptions to purchase at least 2,750,000 Shares (including Affiliate Shares) have been received from Prospective Investors prior to the expiration of the Offering Period and accepted by the Company, the Company shall issue to you or your designees, in addition to the amount set forth in Section 4(a) above, warrants (individually, a "Warrant" and collectively, the "Warrants") to purchase a number of Shares of the Company equal to 8% of the aggregate number of Shares issued in the Offering, including shares issued to the Placement Agent


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pursuant to Sections 4(a) and 7(b). Each Warrant will entitle the holder thereof for a five-year period commencing on the date of issuance to purchase one Common Share of the Company at an exercise price equal to 110% of the Purchase Price per share (the "Warrant Shares"). The Warrants shall be in the form attached hereto as Exhibit I. The Company shall only be obligated to issue Shares or Warrants pursuant to Sections 4(a) and/or (b) to accredited persons who make appropriate investment representations, and to the extent that such is not contrary to applicable securities law.

         (c) Notwithstanding anything contained herein to the contrary, the number of Shares upon which the commission provided for in Section 4(a) and the Warrants described in Section 4(b) shall be based shall include Shares with respect to which the Company unreasonably rejected subscriptions.

         (d) If the Company terminates the Offering for any reason (other than due to a breach by the Placement Agent or the inability of the Placement Agent to consummate the Offering by December 31, 1996), prior to the end of the Offering Period, and if within six months of such termination, the Company consummates a sale of any of its securities other than in connection with an acquisition of the Company, the Company shall pay the Placement Agent at the time of the consummation of such transaction a fee equal to 10% of the gross sales price of such securities and shall issue to the Placement Agent Warrants to purchase a number of shares equal to 8% of the number of securities so sold (including commission shares). The Warrants shall be in the form attached hereto as Exhibit I.

         5.       Representations and Warranties.

         (a) Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Placement Agent that:

                  (i) The Memorandum, at all times during the period from the date hereof to and including the later of the Closing Date and the expiration of the Offering Period, and the last Additional Closing Date (if any), does not, and during such period will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, all in light of the circumstances under which they were made. Each contract, agreement, instrument, lease, license or other document described in the Memorandum has been accurately described therein in all material respects.

                  (ii) No document provided by the Company to Prospective Investors pursuant to Section 6(a)(vii) hereof, and no oral information provided by the Company to Prospective Investors, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading when taken together with other information provided to the Investor. Contracts to which the Company is a party provided by the Company to Prospective Investors shall not be deemed to contain any untrue statement of a material fact or to omit to state any material fact if the contract so provided is a true, correct and complete copy of such contract, as amended or modified through the date it is so provided.


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                  (iii)    The Company has not, directly or indirectly,
solicited any offer to buy or offered to sell any Shares or any other securities of the Company during the twelve-month period ending on the date hereof except as may be described in the Memorandum or which would not be integrated with the sale of the Shares in a manner that would require the registration of the Offering pursuant to the Act and has no present intention to solicit any offer to buy or offer to sell any Shares or any other securities of the Company other than pursuant to this Agreement, pursuant to an agreement with Ventec or pursuant to a registered public offering of the Company's securities which may be commenced after the completion of the Offering, except in connection with the Boehringer Mannheim transaction.

                  (iv) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with (collectively, "Consents"), all federal, state, local, foreign, and other governmental authorities and all courts and other tribunals, to own, lease, license and use its properties and assets and to carry on its business in the manner described in the Memorandum, except where the failure to have obtained such Consents would not have a material adverse effect on the Company. The Company is duly qualified to do business and is in good standing in every jurisdiction in which its ownership, leasing, licensing or use of property and assets or the conduct of its business makes such qualification necessary. The Company does not have any subsidiaries other than Optical Analytic, Inc.

                  (v) The Company has, as of the date hereof, an authorized and outstanding capitalization as set forth in the Memorandum. Each outstanding Share of the Company is duly authorized, validly issued, fully paid and nonassessable and has not been issued and is not owned or held in violation of any preemptive rights set forth in the Company's Certificate of Incorporation or By-laws, each as amended to date, or any agreement to which the Company is a party. There is no commitment, plan or arrangement to issue, and no outstanding option, warrant or other right calling for the issuance of, any Share of the Company or any security or other instrument which by its terms is convertible into, exercisable for or exchangeable for Shares of the Company, except as may be described in the Memorandum. There is outstanding no security or other instrument which by its terms is convertible into or exchangeable for any class of Share of the Company, except as may be described in the Memorandum.

                  (vi) The financial statements of the Company included in the Memorandum (by incorporation by reference or otherwise) fairly present the financial position, the results of operations, cash flows and the other information purported to be shown therein at the respective dates and for the respective periods to which they apply. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, are correct and complete and are in accordance with the books and records of the Company. There has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company from the latest information set forth in the Memorandum, except as may be described in the Memorandum as having occurred.


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                  (vii)    There is no litigation, arbitration, governmental or
other proceeding (formal or informal) or claim or investigation pending or, to the knowledge of the Company, threatened with respect to the Company or any of its operations, businesses, properties or assets, except as may be described in the Memorandum or such as individually or in the aggregate do not now have and will not in the future have a material adverse effect upon the operations, business, properties or assets of the Company. The Company is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment or decree, except as may be described in the Memorandum or such as in the aggregate do not now have and will not in the future have a material adverse effect upon the operations, business, properties, assets or future prospects of the Company.

                  (viii) Except as described in the Memorandum, any real property and buildings held under lease by the Company are held by it under valid, subsisting and enforceable leases with such exceptions as in the aggregate are not material.

                  (ix) Neither the Company, nor, to the knowledge of the Company, any other party, is in violation or breach of or in default with respect to, complying with any material provision of any contract, agreement, instrument, lease, license, arrangement or understanding which is material to the Company, and each such contract, agreement, instrument, lease, license, arrangement and understanding is in full force and effect and is the legal, valid and binding obligation of the parties thereto enforceable as to them in accordance with its terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and to general equitable principles). Except as described in the Memorandum, the Company enjoys peaceful and undisturbed possession under all real property leases under which it is operating. The Company is not in violation or breach of, or in default with respect to, any term of its Certificate of Incorporation or its By-laws, each as amended to date.

                  (x) To the best of the Company's knowledge, there is no right under any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise or other intangible property or asset (all of the foregoing being herein called "Intangibles") necessary to the business of the Company as presently conducted or as the Memorandum indicates it contemplates conducting, except as may be so designated in the Memorandum and which the Company has the right or license to use as necessary. To the Company's knowledge, except as described in the Memorandum, the Company has not infringed nor is it infringing with respect to Intangibles of others, and the Company has not received notice of infringement with respect to asserted Intangibles of others. Except as described in the Memorandum, to the knowledge of the Company, there is no Intangible of others which has had or may in the future have a materially adverse effect on the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company.

                  (xi) The Company has all requisite power and authority to execute, deliver and perform this Agreement, the Warrants, the Subscription Agreements, the Escrow Agreement and the Registration Rights Agreement made by the Company for the benefit of purchasers of Shares (the "Registration Rights Agreement") (collectively, the "Operative Agreements") and to consummate the transactions contemplated by the Operative Agreements. All necessary


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corporate proceedings of the Company have been duly taken to authorize the execution, delivery and performance by the Company of the Operative Agreements. This Agreement and the Escrow Agreement have been duly authorized, executed, and delivered by the Company, are the legal, valid and binding obligations of the Company and are enforceable as to the Company in accordance with their terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and to general equitable principles). The Subscription Agreements and the Registration Rights Agreement have been duly authorized by the Company and, when executed and delivered by the Company, will be the legal, valid and binding obligations of the Company enforceable against it in accordance with their respective terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and to general equitable principles). No consent, authorization, approval, order, license, certificate or permit of or from, or registration, qualification, declaration or filing with, any federal, state, local, foreign or other governmental authority or any court or other tribunal is required by the Company for the execution, delivery or performance by the Company of the Operative Agreements or the consummation of the transactions contemplated by the Operative Agreements, except (A) the filing of a Notice of Sales of Securities on Form D pursuant to Regulation D and (B) such consents, authorizations, approvals, registrations and qualifications as may be required under securities or "blue sky" laws in connection with the issuance, sale and delivery of the Shares pursuant to this Agreement. No consent of any party to any contract, agreement, instrument, lease, license, arrangement or understanding to which the Company is a party or to which any of their properties or assets are subject is required for the execution, delivery or performance of the Operative Agreements or the consummation of the transactions contemplated by the Operative Agreements, which has not been or will not be obtained prior to the Closing or any Additional Closings and the execution, delivery and performance of the Operative Agreements, and the consummation of the transactions contemplated by the Operative Agreements, will not violate, result in a breach of, conflict with or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any such contract, agreement, instrument, lease, license, arrangement or understanding (except for any such violation, breach or conflict which has been properly waived thereunder), violate or result in a breach of any term of the Company's Certificate of Incorporation or By-laws, each as amended to date, or violate, result in a breach of or conflict with any law, rule, regulation, order, judgment or decree binding on the Company, or to which any of its operations, businesses, properties or assets are subject.

                  (xii) The Shares, the Warrants and the Warrant Shares conform to all statements relating thereto contained in the Memorandum. The Shares, when issued and delivered to the subscribers therefor, pursuant to the terms of this Agreement and the Subscription Agreements, and the Warrant Shares, when issued and delivered pursuant to the terms of the Warrants, shall be duly authorized, validly issued, fully paid and nonassessable and shall not have been issued in violation of any preemptive rights set forth in the Company's Certificate of Incorporation or By-laws, each as amended to date, or any agreement to which the Company is a party.

                  (xiii) Subsequent to the dates as of which information is given in the Memorandum, and except as may otherwise be properly described in the Memorandum, the Company has not (A) issued any securities, or, except in the ordinary course of business, incurred any liability or obligation, primary or contingent, for borrowed money, (B) entered into


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any transaction not in the ordinary course of business or (C) declared or paid any dividend on its Shares.

                  (xiv) Neither the Company nor, to the knowledge of the Company, any of its affiliates has, directly or through any agent, sold, offered for sale or solicited offers to buy, nor will any of the foregoing directly buy (other than pursuant to the Offering) any security of the Company, as defined in the Act, which is or will be integrated with the sale of the Shares in a manner that would require the registration, pursuant to the Act, of the Offering.

         (b) Representations and Warranties of the Placement Agent. The Placement Agent hereby represents and warrants to, and agrees with, the Company as follows:

                  (i) The Placement Agent will not offer or sell any Shares to any investor which the Placement Agent did not have reasonable grounds to believe and did not believe, was an "accredited investor".

                  (ii) The Placement Agent will not offer or sell any Shares by means of any form of general solicitation or general advertising, including, without limitation, the following:

                           (A)      any advertisement, article, notice or other
communication published in any newspaper, magazine or similar medium or broadcast over television or radio; and

                           (B)      any seminar or meeting whose attendees have
been invited by any general solicitation or general advertising.

                  (iii) The Placement Agent is a member in good standing of the National Association of Securities Dealers, Inc. or a registered representative thereof.

                  (iv) The Placement Agent will not make any additional representations, warranties or covenants to any Investor or prospective Investor on behalf of or purporting to bind the Company.

         6.       Covenants.

                  (a) Covenants of the Company. The Company covenants to the Placement Agent that it will:

                           (i)      Notify you immediately, and confirm such
notice promptly in writing, (A) when any event shall have occurred during the period commencing on the date hereof and ending on the later of the Closing Date and the expiration of the Offering Period and the last Additional Closing Date (if any) as a result of which the Memorandum would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) of the receipt of any notification with respect to the modification, rescission, withdrawal or suspension of the qualification or registration of the Shares or of an exemption from such registration or qualification in any jurisdiction. The Company will use its best efforts to prevent the issuance


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of any such modification, rescission, withdrawal or suspension and, if any such modification, rescission, withdrawal or suspension is issued and you so request, to obtain the lifting thereof as promptly as possible.

                  (ii) Not supplement or amend the Memorandum unless you shall have approved of such supplement or amendment in writing. If, at any time during the period commencing on the date hereof and ending on the later of the Closing Date and the expiration of the Offering Period or the last Additional Closing Date (if any), any event shall have occurred as a result of which the Memorandum contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or if, in the opinion of counsel to the Company or counsel to the Placement Agent, it is necessary at any time to supplement or amend the Memorandum to comply with the Act, Regulation D or any applicable securities or "blue sky" laws, the Company will promptly prepare an appropriate supplement or amendment (in form and substance satisfactory to you) which will correct such statement or omission or which will effect such compliance.

                  (iii) Deliver without charge to the Placement Agent such number of copies of the Memorandum and any supplement or amendment thereto as may reasonably be requested by the Placement Agent.

                  (iv) Not, during the Offering Period, directly or indirectly, solicit any offer to buy from, or offer to sell to any person any Shares except through the Placement Agent, through Ventec or in connection with the Boehringer Mannheim transaction.

                  (v) Not, during the Offering Period, solicit any offer to buy or offer to sell Shares by any form of general solicitation or advertising, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or advertising.

                  (vi) Use its best efforts to qualify or register the Shares for offering and sale under, or establish an exemption from such qualification or registration under, the securities or "blue sky" laws of such jurisdictions as you may reasonably request. The Company will not consummate any sale of Shares in any jurisdiction or in any manner in which such sale may not be lawfully made. The Company will not be required to consent to any general service of process or qualify to do business in any state.

                  (vii) At all times during the period commencing on the date hereof and ending on the later of the Closing Date and the expiration of the Offering Period and the last Additional Closing Date (if any), provide to each Prospective Investor or his purchaser representative, if any, on request, such information (in addition to that contained in the Memorandum) concerning the Offering, the Company and any other relevant matters as it possesses or can acquire without unreasonable effort or expense and extend to each Prospective Investor or his purchaser representative, if any, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the Offering and the business of the Company and to obtain any other additional information, to the extent it possesses the same or


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can acquire it without unreasonable effort or expense, as such Prospective
Investor or purchaser representative may consider necessary in making an informed investment decision or in order to verify the accuracy of the information furnished to such Prospective Investor or purchaser representative, as the case may be, subject to appropriate confidentiality restrictions.

                  (viii) Before accepting any subscription to purchase Shares from, or making any sale to, any Prospective Investor, have reasonable grounds to believe and actually believe that (A) such Prospective Investor meets the suitability requirements for investing in the Shares set forth in the Memorandum and (B) such Prospective Investor is an accredited investor.

                  (ix) Notify you promptly of the acceptance or rejection of any subscription. The Company shall not unreasonably reject any subscription for Shares unless it pays the Placement Agent its compensation pursuant to Section 4 with respect thereto. Any subscription unreasonably rejected shall be deemed to have been accepted for purposes of determining whether at least 2,750,000 Shares (including Affiliate Shares) have been sold solely for the purpose of determining whether the Placement Agent is entitled to its compensation pursuant to Section 4 hereof and this subsection (ix).

                  (x) File five (5) copies of a Notice of Sales of Securities on Form D with the Securities and Exchange Commission (the "Commission") no later than 15 days after the first sale of the Shares. The Company shall file promptly such amendments to such Notices on Form D as shall become necessary and shall also comply with any filing requirement imposed by the laws of any state or jurisdiction in which offers and sales are made. The Company shall furnish you with copies of all such filings.

                  (xi) Place the following legend on all certificates representing the Shares and the Warrants:

                           "The securities represented hereby have not been
                  registered under the Securities Act of 1933, as amended or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under such act or such laws or an exemption from registration under such act and such laws which, in the opinion of counsel for the holder, which counsel and opinion are reasonably satisfactory to counsel for this corporation, is available."

                  (xii) Not, directly or indirectly, engage in any act or activity which may jeopardize the status of the offering and sale of the Shares as exempt transactions under the Act or under the securities or "blue sky" laws of any jurisdiction in which the Offering may be made. Without limiting the generality of the foregoing, and notwithstanding anything contained herein to the contrary, the Company shall not, during the six (6) months following completion of the Offering, (A) directly or indirectly, engage in any offering of securities which, if integrated with the Offering in the manner prescribed by Rule 502(a) of Regulation D and applicable releases of the Commission, may jeopardize the status of the Offering and sale of the Shares as exempt transactions under Regulation D or (B) engage in any offering of securities,


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without the opinion of counsel reasonably satisfactory to the Placement Agent, to the effect that such offering would not result in integration with this Offering, or if integration would so result, that such integration would not jeopardize the status of this Offering as an exempt transaction under Regulation D.

                  (xiii) Apply the net proceeds from the sale of the Shares for the purposes set forth under the caption "Use of Proceeds" in the Memorandum in substantially the manner indicated thereunder.

                  (xiv) Not, during the period commencing on the date hereof and ending on the later of the Closing Date and the expiration of the Offering Period and the last Additional Closing Date (if any), issue any press release or other communication or hold any press conference with respect to the Company, its financial condition, results of operations, business, properties, assets or liabilities or the Offering, without your prior written consent.

                  (xv) If at least 2,750,000 Shares are sold pursuant to this Agreement, the Company agrees (i) not to offer, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, any share (or any security or other instrument which by its term is convertible into, exercisable for or exchangeable for shares) at a price per share less than the Purchase Price, except for the Stock Plan Option Shares and Shares issuable upon the exercise of warrants and options outstanding on the date hereof which are described in the Memorandum for 12 months after the date of the Closing, without your written consent, and (ii) not to offer any of its securities under Regulation S promulgated under the Act for a period of 12 months after the date of the Closing, provided, however, that nothing herein shall limit the Company's ability to grant options to employees, directors and consultants in the ordinary course of business, and to issue shares on exercise of such options and, provided further, however, that the Company may effect a separate offering of up to $1,500,000 to be sold contemporaneously with the Offering, solely to foreign investors in an offering complying with Regulation D, at a price per share not less than the Purchase Price and upon additional terms and conditions (including but not limited to those concerning investor suitability, registration rights and restrictions on transfer, sale or disposition of shares) no more favorable than those offered to Prospective Investors pursuant to the Offering. It is acknowledged that to the extent shares are sold in such foreign offering, the total number of shares issuable under this Agreement shall be reduced by such amount. It is further acknowledged that shares sold in the foreign offering shall not be counted toward the minimum of 2,750,000 shares for the Offering.

                  (xvi) For a period of five years after the date hereof, furnish you, without charge, the following:

                           (A)      within 90 days after the end of each fiscal
year, three (3) copies of financial statements certified by independent certified public accountants, including a balance sheet, statement of income and statement of cash flows of the Company and its then existing subsidiaries, with supporting schedules, prepared in accordance with generally accepted accounting principles, as at the end of such fiscal year and for the 12 months then ended, which may be on a consolidated basis, and, within 45 days after the end of each fiscal quarter, three (3) copies of unaudited interim financial statements, as at the end of such quarter and for the three

(3) months then ended, copies of all of which financial statements shall also be furnished to the purchasers in this Offering;

                           (B)      as soon as practicable after they have been
sent to stockholders of the Company or filed with the Commission, three (3) copies of each annual and interim financial and other report or communication sent by the Company to its stockholders or filed with the Commission; and

                           (C)      as soon as practicable, two copies of every
press release and every material news item and article in respect of the Company or its affairs which was released by the Company.

                  (xvii) Not, for a period of one (1) year from the date hereof, solicit any offer to buy from or offer to sell (except in an underwritten public offering) to any person introduced to the Company by you in connection with the Offering, who is not a stockholder of the Company at the time of such solicitation, directly or indirectly, any securities of the Company or of any other entity, or provide the name of any such person to any other securities broker or dealer or selling agent, except as otherwise required by law. In the event that the Company or any of its officers, directors or affiliates, directly or indirectly, solicits offers to buy from or offers to sell to any such person any such securities or provides the name of any such person to any other securities broker or dealer or selling agent, and such person purchases such securities or purchases securities from any such other securities broker or dealer or selling agent within such one year period except in connection with an underwritten public offering, the Company shall pay to the Placement Agent an amount equal to 10% of the aggregate purchase price of the securities so purchased by such person. Set forth on Schedule A hereto is a list of persons and entities introduced to the Company by the Placement Agent.

                  (xviii) Comply in all respects with its obligations under the Operative Agreements.

                  (xix) Not, prior to the completion of the Offering, bid for, purchase, attempt to induce others to purchase, or sell, directly or indirectly, any Shares or any other securities of the Company of the same class and series as the Shares in violation of the provisions of Rule 10b-6 under the Exchange Act.

                  (xx) For a period beginning on the date hereof and ending on the earlier of (a) the date in which persons or entities purchasing Shares in this Offering hold less than 30% of the Shares (or successor securities) purchased by them or (b) seven years from the date hereof, notify the Placement Agent of all Board of Directors meetings, at the time and in the manner in which it informs the directors, and permit a representative of the Placement Agent to attend and observe all such meetings; provided, however, that if in the reasonable opinion of the Company's legal counsel, the presence of such representative at a particular meeting or portion thereof would jeopardize certain confidentiality privileges, such representative may be excluded from such meetings or portions thereof, but only to the minimum extent required to protect such confidentiality. The Company shall reimburse the Placement Agent for the travel costs and expenses incurred in sending a representative to Board of Directors meetings, in amounts not to exceed $2,000 per meeting.

                  (xxi) To register the Shares purchased pursuant to the Offering, including Shares issued to the Placement Agent pursuant to Sections 4(a) and 7(b), and the Warrant Shares in accordance with the terms and conditions set forth in the Registration Rights Agreement.

         (b)      Covenants of the Placement Agent.

                  (i) The Placement Agent will not accept the subscription of any person unless immediately before accepting such subscription the Placement Agent has reasonable grounds to believe and does believe that (A) such person is an accredited investor and (B) all representations made and information furnished by such person in the Subscription Agreement and related documents are true and correct in all material respects. The Placement Agent agrees to notify the Company promptly if the Placement Agent shall, at any time during the period after delivery of the documents furnished by such person to the Company in connection with subscription for Shares and immediately before the sale of Shares to such person, no longer reasonably believes one or more of the foregoing matters with respect to such person.

                  (ii) The Placement Agent will not solicit purchasers of Shares other than in the jurisdictions in which such solicitation may, upon the advice of counsel, be made under applicable securities or "blue sky" laws and in which the Placement Agent is qualified so to act.

                  (iii) The Placement Agent will not sell any Shares to any investor unless a Memorandum is furnished to such investor within a reasonable time prior thereto.

                  (iv) Upon notice from the Company that the Memorandum is to be amended or supplemented (which the Company will promptly give upon becoming aware of any untrue statement of a material fact required to be stated in the Memorandum or omission to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading), the Placement Agent will immediately cease use of the Memorandum until the Placement Agent has received such amendment or supplement and thereafter will make use of the Memorandum only as so amended or supplemented, and the Placement Agent will deliver a copy of such amendment or supplement to each Prospective Investor to whom a copy of the Memorandum had previously been delivered (and who had not returned such copy) and whose subscription had not been rejected.

         7.       Payment of Expenses.

         (a) The Company hereby agrees to pay all fees, charges and expenses incident to the performance by the Placement Agent of its obligations hereunder, including, without limitation, all fees, charges, and expenses in connection with (i) the preparation, printing, reproduction, filing, distribution and mailing of the Memorandum, the Operative Agreements and all other documents relating to the offering, purchase, sale and delivery of the Shares, and any supplements or amendments thereto, including the fees and expenses of counsel to the Company, and the cost of all copies thereof, (ii) the issuance, sale, transfer and delivery of the

Shares and the Warrants, including any transfer or other taxes payable thereon and the fees of any Transfer Agent, Warrant Agent or Registrar, (iii) the registration or qualification of the Shares or the securing of an exemption therefrom under state or foreign "blue sky" or securities laws, including, without limitation, filing fees payable in the jurisdictions in which such registration or qualification or exemption therefrom is sought, the costs of preparing preliminary, supplemental and final "Blue Sky Surveys" relating to the offer and sale of the Shares and the fees and disbursements of counsel to the Placement Agent in connection with such "blue sky" matters, (iv) the filing fees, if any, payable to the Commission; and (v) the retention of the Escrow Agent, including the fees and expenses of the Escrow Agent for serving as such and the fees and expenses of its counsel, provided that the total amount of such expenses shall not exceed the 2% cap described in paragraph (b) below.

         (b) If subscriptions to purchase at least 2,750,000 Shares (including the Affiliate Shares) are received prior to the expiration of the Offering Period and accepted by the Company, the Company shall pay to the Placement Agent a non-accountable expense allowance equal to 2% of the gross proceeds. Such amounts (less amounts, if any, previously paid to you in respect of such non-accountable expense allowance under Section 7(a) above or otherwise) shall be paid by the Company in Shares of the Company valued at $1.84 per share.

         8. Conditions of Placement Agent's Obligations. The obligations of the Placement Agent pursuant to this Agreement shall be subject, in its discretion, to the continuing accuracy of the representations and warranties of the Company contained herein and in each certificate and document contemplated under this Agreement to be delivered to the Placement Agent, as of the date hereof and as of the Closing Date (and, if applicable, each Additional Closing
Date) to the performance by the Company of its obligations hereunder, and to the following conditions:

         (a) At the Closing and each Additional Closing, as the case may be, the Placement Agent shall have received the favorable opinion of Fenwick & West LLP, counsel for the Company, and Morrison and Foerster LLP, patent counsel for the Company, respectively, each dated the date of delivery, addressed to the Placement Agent, in substantially the forms of Exhibit II-1 and Exhibit II-2 hereto, respectively.

         (b) On or prior to the Closing Date and each Additional Closing Date, as the case may be, the Placement Agent shall have been furnished such information, documents and certificates as it may reasonably require for the purpose of enabling it to review the matters referred to in this Section 8 and in order to evidence the accuracy, completeness or satisfaction of any of the representations, warranties, covenants, agreements or conditions herein contained, or as it may otherwise reasonably request.

         (c) At the Closing, and each Additional Closing, as the case may be, the Placement Agent shall have received a certificate of the chief executive officer and of the chief financial officer of the Company, dated the Closing Date or such Additional Closing Date, as the case may be, to the effect that, as of the date of this Agreement and as of the Closing Date or such Additional Closing Date, as the case may be, the representations and warranties of the Company contained herein were and are accurate, and that as of the Closing Date or such Additional

Closing Date, as the case may be, the obligations to be performed by the Company hereunder on or prior thereto have been fully performed.

         (d) All proceedings taken in connection with the issuance, sale and delivery of the Shares shall be reasonably satisfactory in form and substance to you and your counsel.

         (e) There shall not have occurred, at any time prior to the Closing or, if applicable, an Additional Closing, as the case may be, (i) any domestic or international event, act or occurrence which has materially disrupted, or in your reasonable opinion will in the immediate future materially disrupt, the securities markets; (ii) a general suspension of, or a general limitation on prices for, trading in securities on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market; (iii) any outbreak of major hostilities or other national or international calamity affecting securities markets in the U.S.; (iv) any banking moratorium declared by a state or federal authority; (v) any moratorium declared in foreign exchange trading by major international banks or other persons; (vi) any material interruption in the mail service or other means of communication within the United States; (vii) any material adverse change in the business, properties, assets, results of operations or financial condition of the Company; or (viii) any change in the market for securities in general or in political, financial or economic conditions which, in your reasonable business judgment, makes it inadvisable to proceed with the offering, sale and delivery of the Shares.

         Any certificate or other document signed by any officer of the Company and delivered to you or to your counsel as required hereunder shall be deemed a representation and warranty by the Company hereunder as to the statements made therein. If any condition to your obligations hereunder has not been fulfilled as and when required to be so fulfilled, you may terminate this Agreement or, if you so elect, in writing waive any such conditions which have not been fulfilled or extend the time for their fulfillment. In the event that you elect to terminate this Agreement, you shall notify the Company of such election in writing. Upon such termination, neither party shall have any further liability or obligation to the other except as provided in Section 10 hereof.

         9.       Indemnification and Contribution.

         (a) The Company agrees to indemnify and hold harmless the Placement Agent, its officers, directors, stockholders, employees, agents, advisors, consultants and counsel, and each person, if any, who controls the Placement Agent within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any and all loss, liability, claim, damage and expense whatsoever (which shall include, for all purposes of this Section 9, without limitation, attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation) as and when incurred arising out of, based upon or in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Memorandum or in any document delivered or statement made pursuant to Section 6(a)(vii), or (B) in any application or other document or communication (in this Section 9 collectively called an "application") executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to register or qualify the Shares under the "blue sky" or securities laws thereof or in order to secure an exemption from such registration or qualification or filed with the Commission; or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, all in light of the circumstances in which made, unless such statement or omission was made in reliance upon and in conformity with written information furnished to the Company as stated in Section 9(b) with respect to the Placement Agent expressly for inclusion in the Memorandum or in any application, as the case may be; or (ii) any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or any Operative Agreement. The foregoing agreement to indemnify shall be in addition to any liability the Company may otherwise have, including liabilities arising under this Agreement.

         If any action is brought against the Placement Agent or any of its officers, directors, stockholders, employees, agents, advisors, consultants and counsel, or any controlling persons of the Placement Agent (an "indemnified party"), in respect of which indemnity may be sought against the Company pursuant to the foregoing paragraph, such indemnified party or parties shall promptly notify the Company (the "indemnifying party") in writing of the institution of such action (but the failure so to notify shall not relieve the indemnifying party from any liability it may have other than pursuant to this
Section 9(a) unless such failure materially prejudices the indemnifying party), and the indemnifying party shall promptly assume the defense of such action, including the employment of counsel (reasonably satisfactory to such indemnified party or parties) and payment of expenses. Such indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action or the indemnifying party shall not have promptly employed counsel reasonably satisfactory to such indemnified party or parties to have charge of the defense of such action or such indemnified party or parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other indemnified parties which are different from or additional to those available to one or more of the indemnifying parties and it would be inappropriate for the same counsel to represent both parties due to actual or potential differing interests between them, in any of which events such fees and expenses of up to one counsel shall be borne by the indemnifying party and the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties. Anything in this paragraph to the contrary notwithstanding, the indemnifying party shall not be liable for any settlement of any such claim or action effected without its written consent. The Company agrees promptly to notify the Placement Agent of the commencement of any litigation or proceedings against the Company or any of its officers or directors in connection with the sale of the Shares, the Memorandum or any application.

         (b) The Placement Agent agrees to indemnify and hold harmless the Company, its officers, directors, employees, agents and counsel, and each other person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Placement Agent in Section 9(a), but only with respect to statements or omissions, if any, made in the Memorandum in reliance upon and in conformity with written information furnished to the Company as stated in this Section 9(b) with respect to the Placement Agent expressly for inclusion in the Memorandum. For all purposes of this Agreement, information set forth in the Memorandum under the caption "Placement Agent's Limited History," and information set forth in the first sentence of the last paragraph under the caption "Litigation," constitute the only information furnished in writing by the Placement Agent expressly for inclusion in the Memorandum. If any action shall be brought against the Company or any other person so indemnified based on the Memorandum and in respect of which indemnity may be sought against the Placement Agent pursuant to this Section 9(b), the Placement Agent shall have the rights and duties given to the indemnifying party, and the Company and each other person so indemnified shall have the rights and duties given to the indemnified parties, by the provisions of Section 9(a). The foregoing agreement to indemnify shall be in addition to any liability the Placement Agent may otherwise have, including liabilities arising under this Agreement.

         (c) To provide for just and equitable contribution, if (i) an indemnified party makes a claim for indemnification pursuant to Section 9(a) or 9(b) but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though this Agreement expressly provides for indemnification in such case, or (ii) any indemnified or indemnifying party seeks contribution under the Act, the Exchange Act, or otherwise, then the Company (including for this purpose any contribution made by or on behalf of any officer, director, employee, agent or counsel of the Company or any controlling person of the Company), on the one hand, and the Placement Agent (including for this purpose any contribution by or on behalf of an indemnified party), on the other hand, shall contribute to the losses, liabilities, claims, damages and expenses whatsoever to which any of them may be subject, in such proportions as are appropriate to reflect the relative benefits received by the Company, on the one hand, and the Placement Agent, on the other hand; provided, however, that if applicable law does not permit such allocation, then other relevant equitable considerations such as the relative fault of the Company and the Placement Agent in connection with the facts which resulted in such losses, liabilities, claims, damages and expenses shall also be considered. The relative benefits received by the Company, on the one hand, and the Placement Agent, on the other hand, shall be deemed to be in the same proportion as (x) the total proceeds from the Offering (net of compensation payable to the Placement Agent pursuant to Section 4 hereof but before deducting expenses) received by the Company, and (y) the compensation received by the Placement Agent pursuant to Section 4 hereof.

         The relative fault, in the case of an untrue statement, alleged untrue statement, omission or alleged omission, shall be determined by, among other things, whether such statement, alleged statement, omission or alleged omission relates to information supplied by the Company or by the Placement Agent and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement, alleged statement, omission or alleged omission. The Company and the Placement Agent agree that it would be unjust and inequitable if the respective obligations of the Company and the Placement Agent for contribution were determined by pro rata or per capita allocation of the aggregate losses, liabilities, claims, damages and expenses or by any other method of allocation that does not reflect the equitable considerations referred to in this Section 9(c). In no case shall the Placement Agent be responsible for a portion of the contribution obligation in excess of the compensation received by it pursuant to Section 4 hereof. No person guilty of a fraudulent misrepresentation (within the meaning of Section (f) of the Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 9(c), each person, if any, who controls the Placement Agent within the meaning of Section 15 of the Act or
Section 20(a) of the Exchange Act and each officer, director, stockholder, employee, agent and counsel of the Placement Agent shall have the same rights to contribution as the Placement Agent and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act and each officer, director, employee, agent and counsel of the Company shall have the same rights to contribution as the Company, subject in each case to the provisions of this Section 9(c). Anything in this Section 9(c) to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 9(c) is intended to supersede any right to contribution under the Act, the Exchange Act or otherwise.

         10. Representations and Agreements to Survive Delivery. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements at the Closing Date, and such representations, warranties, covenants and agreements, including the indemnity and contribution agreements contained in
Section 9, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Placement Agent or any indemnified person, or by or on behalf of the Company or any person or entity which is entitled to be indemnified under Section 9(b), and shall survive termination of this Agreement or the issuance, sale and delivery of the Shares. In addition, notwithstanding any election hereunder or any termination of this Agreement, and whether or not the terms of this Agreement are otherwise carried out, the provisions of Sections 6(a)(xvii), 7, 9, 10 and 12 shall survive termination of this Agreement and shall not be affected in any way by such election or termination or failure to carry out the terms of this Agreement or any part thereof.

         11. Notices. All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and, if sent to the Placement Agent, shall be mailed, delivered or telexed or telegraphed and confirmed by letter, to its address set forth above, or if sent to the Company, shall be mailed, delivered or telexed or telegraphed and confirmed by letter, to LXR Biotechnology Inc., 1401 Marina Way South, Richmond, CA 94804. All notices hereunder shall be effective upon receipt by the party to which it is addressed.

         12. Assignment. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto.

         13. Parties. This Agreement shall inure solely to the benefit of, and shall be binding upon, the Placement Agent and the Company and the persons and entities referred to in Section 9 who are entitled to indemnification or contribution and their respective successors, legal representatives and assigns (which shall not include any purchaser, as such, of Shares), and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

         14. Construction. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

         15. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.

                                             Very truly yours,

                                             LXR BIOTECHNOLOGY INC.



                                             By:___________________________

                                             Name:_________________________

                                             Title:________________________

Accepted as of the date first above written.
New York, New York

SUNRISE SECURITIES CORP.



By:__________________________

Name:________________________

Title:_______________________

                                   SCHEDULE A

                         Persons/Entities Introduced to
                           Company by Placement Agent




(none)